Exhibit 99.2
January 30, 2009
Dear Colleagues:
In a note to the Company’s senior management in mid-December, I reported that the Board of Directors and Management Committee are intensely focused on the steps necessary to return A. H. Belo Corporation to profitability, and I said that this commitment is made knowing that the fight we’ve joined is intensifying in difficulty and complexity. My point then and even more so now is that the rapid deterioration in the U.S. economy has changed the nature and urgency of re-thinking the Company’s business model — just as every newspaper publisher and companies in virtually every American industry are compelled to do. I remain optimistic that A. H. Belo has the means by which to work through this challenging period, and refer you to my October 24 letter outlining the strategies and positive themes that provide us an advantage.
That said, the decline in advertising revenues for the newspaper industry and all media persists. This has led to a seemingly endless number of announcements from our peer newspaper publishers and other media companies describing initiatives that respond to such fast-changing business conditions. The key for all companies, and certainly for A. H. Belo, is to generate and preserve cash. Generating cash is a function of external relationships with subscribers and advertisers. We are doing everything possible to reinforce the long-standing, important relationships we have with these two essential constituencies. We are also looking at all ways to generate cash internally, and to preserve cash as outlined below. While these are difficult steps to take, they are necessary and reflect economic conditions far more uncertain than anyone anticipated even three months ago.
Everyone hopes that with a new administration and additional government economic stimuli, business conditions will stabilize during 2009. We can then begin what is sure to be a long, slow climb back to the economic prosperity that existed for most of the past two decades. Even assuming this scenario, it is essential that A. H. Belo get as far ahead of the curve of economic stabilization and improvement as possible. The Board approved my recommendation at its December meeting to engage Bain & Company to assist the
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AHC Colleagues
January 30, 2009
Page Two
Management Committee and the Board in this task. Many of you know that Bain worked with us before the spin-off, most recently at The Dallas Morning News and corporate during 2005—2006. Bain’s work then included sales force effectiveness, content refinements at The Dallas Morning News, and digital business building strategies.
The same leadership team from Bain began the current engagement in mid-December, working directly for me and with the Management Committee. The themes we are developing and testing include further cost reductions; focusing of news content; conducting circulation price elasticity studies; further enhancing sales force effectiveness; evaluating strategic choices in building A. H. Belo’s digital businesses; and determining the best organizational structure for the Company now that we are considerably smaller than prior to the spin-off. We expect to complete this work by March 31, but will pursue a number of initiatives prior to that focused on costs and internal revenue generation.
The most significant cost initiative will be a further reduction in force across the Company. The revenue trends we continue to experience simply do not support or require the same number of people as we have previously employed. This reduction in force will impact all of the operating companies and corporate, and will probably be in the range of 500 jobs. Specifics about the reduction in force plan will be communicated as soon as possible, but no later than mid-February.
The second major initiative is the suspension of the A. H. Belo Savings Plan match for 2009, effective on or about April 1, 2009. This will preserve almost $5.5 million in cash on an annual basis and enable us to limit the reduction in force as well as preserve important news content. Details about the suspension of the match will be provided to you as soon as possible.
There are a number of long-standing reimbursement policies that have been reviewed by the Management Committee and some changes to these policies have already been communicated. The first is a revision to the wireless device policy which establishes a new single monthly reimbursement for designated employees of $35 per month, which is substantially below previous levels. The annual savings associated with this change is almost $200,000.
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AHC Colleagues
January 30, 2009
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Similarly, it is no longer reasonable for the Company to provide free parking in downtown Dallas. A monthly charge of $40 will take effect May 1, 2009 for all downtown Dallas surface lots owned by the Company. Parking for A. H. Belo employees in the garage of The Belo Building will be increased from $40 per month to $70 per month. Bus and rail passes in Dallas will have charges ranging from $18.75-$30 per month beginning May 1. Combined, these fees will generate approximately $520,000 per year. We are looking at the possibility of similar transportation-related charges in Riverside and Providence.
All of you have read about approaches that peer newspaper companies have taken to meet these same challenges, including furloughs and across-the-board pay cuts. The Management Committee believes that such actions are not best for A. H. Belo at this time, yet we recognize that all means of preserving cash need to be explored. I assure you that we are considering any and all opportunities to improve the Company’s revenues and preserve cash internally, and every idea is welcome. This is especially important since we will continue to use our bank line during the first quarter for continuing operations and to fund severance benefits associated with the reduction in force.
I will continue to communicate with all of you as 2009 progresses. We have the will to succeed and together, we can. Thank you as always for your support, particularly in these unprecedented and trying conditions.
/s/ Robert Decherd